SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 17, 1996

                          FORTUNE PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

        Delaware                     1-12334                95-4114732
(State or other jurisdiction       (Commission            (IRS Employer
  of incorporation)                File Number)        Identification No.)

515 W. Greens Road, Suite 720, Houston, Texas                 77067
 (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (713) 872-1170 Registrant's telecopier number, including area code: (713) 872-1213

                                       N/A
_______________________________________________________________________________
          (Former name or former address, if changed since last report)
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Item 2.  Acquisition or Disposition of Assets

         ASSETS ACQUIRED AND PARTIES TO THE TRANSACTION. On April 17, 1996 Fortune Petroleum Corporation ("Fortune") entered into a non-binding Letter of Intent with Texoil, Inc. ("Texoil") pursuant to which Texoil, Inc. will be acquired through merger by Fortune in a tax-free transaction. Texoil, Inc. has two wholly-owned subsidiaries, Texoil Company and Texoil Argentina, S.A. (all three entities collectively referred to herein as "Texoil"). It is contemplated that Texoil Argentina, S.A. will be dissolved prior to the completion of this transaction. Texoil, is a publicly traded independent oil and gas exploration company. Its common stock and class A and B Warrants are quoted on the NASDAQ small-cap market under the symbols "TXLI", "TXLIW" and "TXLIZ", respectively.


         Texoil's assets include among other things; 1) working and overriding royalty interests which the company retained in exploratory projects sold to Texas Meridian Resources Corporation in 1992, and from which a majority of Texoil's 1995 revenues were derived; 2) three large onshore exploratory prospects located on the Texas and Louisiana Gulf Coast which have considerable 3-D seismic shooting in progress or planned in 1996 (the 3-D Prospects); 3) an inventory of other Gulf Coast exploratory projects at varying stages of geological and geophysical evaluation; 4) an extensive geological and geophysical database and 5) other producing oil and gas properties. Pending the closing of the transaction, Fortune has agreed to fund Texoil's share of the cost of shooting over 100 miles of 3-D seismic on the three 3-D Prospects and certain of Texoil's other reasonable and necessary costs in exchange for a security interest in portion of Texoil's interest in the 3-D Prospects and, under certain circumstances, the right to earn an interest in the 3-D Prospects should the transaction not close. Texoil's share of those seismic costs over the next six months is projected to be approximately $1 million. The remainder of the costs will be borne by Texoil's partners in the prospects.

         PURCHASE PRICE. In the transaction, the shareholders of Texoil would receive one share of Fortune common for every 3.2 Texoil shares, subject to adjustments. Prior to the record date of the transaction, all Texoil preferred shareholders will exchange their shares and any accrued dividends into common shares of Texoil at the market price of such shares on the effective date of the transaction, in a total aggregate amount of not more than 1,700,000 shares of Texoil common shares. The combined maximum number of Fortune common shares the Company will issue to the Texoil common and preferred shareholders is 1,845,000 for all of such outstanding stock (subject to adjustments). In addition, approximately $1.1 million of debt owed to certain Texoil shareholders will be converted to Fortune common shares (the Liquidation Shares) at the average of the closing market price of such stock on the ten business days immediately prior to the closing of the Transaction. Thereafter, Fortune shall provide assistance in the liquidation of the Liquidation Shares by ensuring that such shareholders receive the entire amount of their previously existing loan amounts within fifteen (15) months of the closing of the transaction. All Fortune shares received in the transaction by the current officers, directors and principal shareholders of Texoil, except for the Liquidation Shares, will be subject to a lock up agreement which will be no shorter than six months and no later than the date all Liquidation shares have been sold.

         The Letter of Intent states that, subject to further review, the outstanding options and warrants of Texoil will be assumed by Fortune in accordance with their terms. The parties expect that the transaction will close on or before August 15, 1996.

         OTHER TERMS AND CONDITIONS. In the event that the board of directors of either party fails to approve a definitive merger agreement as described in the letter of intent, the party which fails to approve the definitive merger agreement shall pay the sum of $50,000 to the other as liquidated damages. Further, the transaction is subject to a number of contingencies, including completion of due diligence by Texoil and Fortune, execution of a definitive merger agreement, effectiveness of a registration statement for the Fortune shares, listing of the Fortune shares that will be issued on the American Stock Exchange, approval of the merger by the directors and shareholders of both companies, and to the receipt by Texoil of a favorable opinion from an investment banking firm or other person suitable to both Texoil and Fortune regarding the fairness of the proposed transaction to Texoil's shareholders. There can be no assurance that these contingencies will be satisfied or that the transaction will close. Given the uncertainty as to whether the transaction will be completed, no financial statements have been filed herewith. It is anticipated that a Registration Statement containing financial statements and proxy statements will be filed in the near future.

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ITEM 7  FINANCIAL STATEMENTS AND EXHIBITS

        (a)  Omitted

        (b)  Exhibits.

             2.1 -- Letter of Intent dated April 17, 1996, among Texoil, Inc.
                    and Registrant

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
                                   SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         FORTUNE PETROLEUM CORPORATION

                                         By: /s/  J. MICHAEL URBAN
                                                  J. Michael Urban
                                                  Vice-President and
                                                  Chief Financial Officer

Date:  April 29, 1996
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